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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KYTHERA BIOPHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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KYTHERA BIOPHARMACEUTICALS, INC.
27200 West Agoura Road, Suite 200
Calabasas, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2014

To the Stockholders of KYTHERA Biopharmaceuticals, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of KYTHERA Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on June 5, 2014, at 8:00 a.m. local time, at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, CA 91301 for the following purposes:

  1.
  To elect three directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

  2.
  To ratify the selection, by the Audit Committee of our Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014; and

  3.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned our common stock at the close of business on April 16, 2014 (the "Record Date") can vote at this meeting or any adjournments that take place.

        Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.

        YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR 2013 ANNUAL REPORT ON FORM 10-K, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE "INFORMATION ABOUT THE PROXY PROCESS AND VOTING" BEGINNING ON PAGE 2 OF THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors /s/ KEITH KLEIN Keith Klein Corporate Secretary

Calabasas, California
April 21, 2014

KYTHERA BIOPHARMACEUTICALS, INC.
27200 West Agoura Road
Calabasas, California 91301

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
JUNE 5, 2014

        We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the "Board") of KYTHERA Biopharmaceuticals, Inc. (referred to herein as the "Company", "KYTHERA", "we", "us" or "our") is soliciting your proxy to vote at our 2014 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, June 5, 2014, at 8:00 a.m. local time, at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, CA 91301.

  •
  This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

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  The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

        In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We have retained outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

        Pursuant to the rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our 2014 Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2013 ("Form 10-K"), over the Internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 16, 2014 (the "Record Date") for the first time on or about April 21, 2014. The Notice of Internet Availability will contain instructions on how to access and review the 2014 Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2013 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Company's Annual Report on Form 10-K is also available in the "Financial Information" section of our website at http://investors.kytherabiopharma.com/.

        The only voting securities of KYTHERA are shares of common stock, $0.00001 par value per share (the "common stock"), of which there were 22,656,603 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

        We have made this proxy statement and proxy card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board of Directors of KYTHERA Biopharmaceuticals, Inc. is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposal described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

        This proxy statement, the Notice of Annual Meeting and accompanying proxy card were first made available for access by our stockholders on or about April 21, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 16, 2014, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 22,656,603 shares of common stock issued and outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Bank, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the Proxy Card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

        You are being asked to vote on two (2) proposals:

  •
  Proposal No. 1—the election of three Class II directors to hold office until our 2017 Annual Meeting of Stockholders; and

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  Proposal No. 2—the ratification of the selection, by the audit committee of our Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

        In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

 How do I vote?

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  For Proposal 1, you may either vote "For" all the nominees to the Board or you may "Withhold" your vote for any nominee you specify or abstain from voting.

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  For Proposal 2, you may either vote "For" or "Against" or abstain from voting.

        Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

        The procedures for voting are as follows:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

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  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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  To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares as you direct.

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  To vote by proxy over the Internet, follow the instructions provided on the Notice of Internet Availability.

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  To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

  Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

        If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

        We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

 Who counts the votes?

        Broadridge Financial Solutions, Inc. ("Broadridge") has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

 How are votes counted?

        Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count "For" and (with respect to Proposal 2) "Against" votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of "Withheld" votes received for the nominees. If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "routine" items, but not with respect to "non-routine" items. See below for more information regarding: "What are "broker non-votes?" and "Which ballot measures are considered "routine" and "non-routine"?"

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered "routine" or "non-routine?"

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

        With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of "For" votes will be elected.

        With respect to Proposal No. 2, the affirmative vote of the majority of votes cast is required for approval. Abstentions will have no effect on the outcome of this proposal. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

 What if I return a Proxy Card but do not make specific choices?

        If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted "For" the election of each of the three nominees for director, and "For" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

        If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

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  You may submit another properly completed proxy with a later date.

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  You may send a written notice that you are revoking your proxy to our Corporate Secretary at 27200 West Agoura Road, Suite 200, Calabasas, California 91301.

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  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 22, 2014, to our Corporate Secretary at 27200 West Agoura Road, Suite 200, Calabasas, California 91301 (after August 1, 2014, to our new address at 30930 Russell Ranch Road, Westlake Village, California 91362); provided that if the date of the annual meeting is more than 30 days from June 5, 2015, the deadline is a reasonable time before we begin to print and send our proxy materials for next year's annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year's annual meeting pursuant to the SEC's shareholder proposal procedures or to nominate a director, you must do so between February 5, 2015 and March 7, 2015; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after June 5, 2015, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

 What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 22,656,603 shares outstanding and entitled to vote. Accordingly, 11,328,302 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an "emerging growth company."

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the Company's executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Directions to Annual Meeting

        Directions to our Annual Meeting, to be held at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, CA 91301 are available at: http://www.sheratonagourahills.com/.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board currently consists of nine seated directors, divided into the three following classes:

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  Class I directors:  Dennis Fenton, Ph.D., François Kress and Joseph L. Turner, whose current terms will expire at the annual meeting of stockholders to be held in 2016;

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  Class II directors:  F. Michael Ball, Nathaniel David, Ph.D., and Robert T. Nelsen, whose current terms will expire at the Annual Meeting; and

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  Class III directors:  Keith R. Leonard, Jr., Camille Samuels and David Schnell, M.D., whose current terms will expire at the annual meeting of stockholders to be held in 2015.

        At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

        Dr. David and Messrs. Ball and Nelsen have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

        The following table sets forth, for the Class II nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Dennis Fenton, Ph.D.(1)(2)	62	Director	2006
François Kress(3)	47	Director	2010
Joseph L. Turner(1)(2)	62	Director	2008
Class II Directors whose terms expire at the Annual Meeting
F. Michael Ball(2)	58	Director	2013
Nathaniel David, Ph.D.(3)	46	Director	2005
Robert T. Nelsen	50	Director	2006
Class III Directors whose terms expire at the 2015 Annual Meeting of Stockholders
Keith R. Leonard, Jr.	52	Director, President and Chief Executive Officer	2005
Camille Samuels(1)	42	Director	2005
David Schnell, M.D.(2)(3)	53	Director	2006

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

        Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors' individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

        F. Michael Ball has served as a member of our Board since September 2013. Mr. Ball serves as the CEO and a director of Hospira. Prior to joining Hospira, Mr. Ball served as President of Allergan, a healthcare company, from February 2006 to March 2011, and previously held a number of leadership roles including Executive Vice President and President, Pharmaceuticals, President, North America Region and President, Global Eyecare. Prior to Allergan, Mr. Ball served as Senior Vice President for Syntex Laboratories USA, a pharmaceutical company, and as President of Syntex Canada. Mr. Ball served on the board of directors of sTec, Inc., a computer storage company, from 2000 to 2013. Mr. Ball received a B.S.C. in Life Sciences and a M.B.A. from Queen's University, Ontario, and has completed the executive management program at Stanford University. Mr. Ball provides the Board with an extensive background in strategy and execution of global commercial matters, including specialty pharmaceuticals, ophthalmology, aesthetics, over-the-counter products and surgical devices.

        Nathaniel David, Ph.D. is our co-founder and has served as a member of our Board since our inception in 2005 and as our Chief Science Officer from our inception until August 2009. In 2000, Dr. David co-founded Syrrx, Inc., a biotechnology company, which was acquired by Takeda Pharmaceutical Company Limited. Dr. David has extensive experience creating and growing innovative biotechnology companies, including Syrrx, Achaogen, Inc., and Sapphire Energy. Dr. David was named one of the top 100 innovators in the world under 35 by the MIT Technology Review. Dr. David holds numerous pending and issued patents in fields such as nanovolume crystallography, antibiotic resistance, energy production and aesthetic medicine. Dr. David sits on the board of trustees of the University of California Foundation, the Buck Institute for Research on Aging, and on the board of directors of Sapphire Energy, Inc. Dr. David received an A.B. in Biology from Harvard College and a Ph.D. in Molecular and Cellular Biology from the University of California, Berkeley. Dr. David brings to the Board an extensive scientific and operational background gained as a research scientist, founder and executive focused on life science and pharmaceutical companies.

        Robert T. Nelsen has served as a member of our Board since January 2006. Since 1994, Mr. Nelsen has served as a co-founder and managing director of ARCH Venture Partners, a venture capital firm focused on early-stage technology companies. Mr. Nelsen has played a significant role in the early sourcing, financing and development of more than 30 companies. Mr. Nelsen is a director of Sapphire Energy, Inc., Ikaria, Inc., Fate Therapeutics, Inc., Agios Pharmaceuticals Inc., Ensemble Therapeutics, Inc. and Syros Pharmaceuticals, among other companies, and previously served as a director of Adolor Corp., Illumina, Inc., deCODE Genetics, Inc., NeurogesX, Inc. and Caliper Life Sciences, Inc. Mr. Nelsen also serves on the board of Fred Hutchinson Cancer Research Institute. Mr. Nelsen received a B.S. from the University of Puget Sound with majors in Economics and Biology and a M.B.A. from the University of Chicago. Mr. Nelsen's experience as a venture capitalist building and serving on the boards of many public and private emerging companies, including several life sciences and pharmaceutical companies, gives him valuable insight into our industry as well as seasoned business judgment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

        Keith R. Leonard, Jr. is our co-founder and has served as our President and Chief Executive Officer and as a member of our Board since August 2005. From 1991 to 2004, Mr. Leonard held various positions at Amgen Inc., a biotechnology company, and its affiliates, or Amgen. From 2001 to 2004, Mr. Leonard served as Senior Vice President and General Manager of Amgen Europe where he was responsible for all commercial operations in 28 European countries. Prior to that role, Mr. Leonard established Amgen's presence in rheumatology with the creation of the Rheumatology Business Unit, served as Head of Information Management, and served in leadership roles in sales and marketing, engineering, operations, and finance. Mr. Leonard previously served on the board of Affymax, Inc. and ARYx Therapeutics, Inc. He was formerly an active duty officer in the U.S. Navy. Mr. Leonard received a B.S. in Engineering from the University of California, Los Angeles, a B.A. in History from the University of Maryland, a M.S. in Engineering from the University of California, Berkeley, and a M.B.A. from the Anderson School of Management at the University of California, Los Angeles. As our President, Chief Executive Officer and co-founder, Mr. Leonard brings expertise and knowledge regarding our business and operations to our Board. He also brings to our Board an extensive background in the biopharmaceutical industry and in leadership roles, providing both strategic and operational vision and guidance. We believe Mr. Leonard is qualified to serve on our Board based on his track record of branding, new product development, and value creation, each of which relates to our commercial opportunity.

        Camille Samuels has served as a member of our Board since our inception in August 2005. Ms. Samuels was previously a Managing Director at Versant Ventures, a venture capital firm with $1.6 B under management, which she joined in 2000, and has served as an Affiliated Director at Versant Ventures since December 31, 2012. Prior to joining Versant Ventures, Ms. Samuels held business development and strategic marketing roles at Tularik Inc. (acquired by Amgen) and Genzyme (acquired by Sanofi). She also worked as a management consultant to healthcare and biotech companies at LEK Consulting. Ms. Samuels also serves on the board of directors of Achaogen, Inc., Carmenta Biosciences, and Semprae Laboratories, Inc., and previously served on the board of directors of many biotech companies including Novacardia (acquired by Merck), ParAllele (Affymetrix), and Transcept Pharmaceuticals. Ms. Samuels received a B.A. in Biology from Duke University and a M.B.A. from Harvard Business School. Ms. Samuels brings to our Board and audit committee substantial experience as a venture capitalist both generally and in the life sciences industry, having served on the boards of several private and public companies, as well as relevant strategic and operational experience.

        David Schnell, M.D. has served as a member of our Board since May 2006. Dr. Schnell co-founded and has been a Managing Director at Prospect Venture Partners, a venture capital firm, since 1997. Prior to that experience, Dr. Schnell served as a Partner at Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm. Prior to KPCB, Dr. Schnell served in various executive management positions in product marketing, strategic operations and business development in the U.S. and Switzerland at Sandoz Pharmaceuticals (presently Novartis International AG), a pharmaceutical company. Dr. Schnell has led private investments for and served on the board of directors of numerous public and private companies. Dr. Schnell currently serves on the board of directors of Alvine Pharmaceuticals, NGM Biopharmaceuticals, Nora Therapeutics and several other privately held companies. Dr. Schnell previously served on the board of directors of Amira Pharmaceuticals (acquired by Bristol-Myers Squibb), Gloucester Pharmaceuticals (acquired by Celgene Corporation) and Rinat Neurosciences (acquired by Pfizer), among others. Dr. Schnell received a B.S. in Biological Sciences from Stanford University, a M.A. in Health Services Research from Stanford University School of Medicine, and a M.D. from Harvard Medical School. We believe Dr. Schnell's medical background, venture and executive experience, and myriad directorships make him qualified to serve on our Board. In addition, Dr. Schnell brings insight on compensation-related matters to the compensation committee based on his breadth of exposure to emerging and public companies.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

        Dennis Fenton, Ph.D. has served as a member of our Board since June 2006. Dr. Fenton is the owner and CEO of Fenton and Associates, a biotechnology consulting firm. Previously, Dr. Fenton served as Executive Vice President of Operations at Amgen from 2000 to 2008, where he was responsible for worldwide operations, manufacturing, process development and quality. Starting in 1982, Dr. Fenton held numerous executive leadership roles in operations and sales and marketing at Amgen. Dr. Fenton also serves on the board of directors of Hospira, Inc., Dendreon Corporation, Nano Pharmaceuticals and XenoPort, Inc. and the board of trustees of the Keck Graduate Institute. Dr. Fenton was previously a director of the Genzyme Corporation, Genelux Corporation and Amira Pharmaceuticals. Dr. Fenton received a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. We believe Dr. Fenton is qualified to serve on our Board, audit committee and compensation committee because Dr. Fenton's extensive operating experience provides him a thorough understanding of the transition from start-up company to public company.

        François Kress has served as a member of our Board since October 2010. Mr. Kress serves as Global President for Stuart Weitzman LLC, a designer footwear company. Prior to joining Stuart Weitzman LLC, Mr. Kress served as President and Chief Executive Officer of The ROW, Prada and Miu Miu USA. Mr. Kress was previously Chief Executive Officer and Managing Director of Bulgari Corporation of America. Prior to that experience, Mr. Kress held numerous positions within LVMH (Moet-Hennessy Louis Vuitton), a fashion company, including President of Fendi North America, Chief Executive Officer of the LVMH Fashion Group Oceania (Australia and New Zealand) and President of Louis Vuitton Malletier Thailand. Mr. Kress serves as a board member of the Luxury Education Foundation. Mr. Kress received a degree in Engineering from the Ecole Polytechnique in Palaiseau, France and degrees in International Business and Civil Engineering from the Corps des Ponts et Chaussees in Paris, France. Mr. Kress provides our Board with an extensive background in operational and strategic planning, as well as general executive and leadership expertise.

        Joseph L. Turner has served as a member of our Board since January 2008. Mr. Turner retired from active employment in 2006 and currently serves on the board of directors of several companies. From 1999 to 2006, Mr. Turner served as the Chief Financial Officer at Myogen, Inc., a pharmaceutical company, where he led several rounds of financing and was pivotal in the negotiation of the sale of the company to Gilead Sciences. Prior to that experience, from 1996 to 1999, Mr. Turner served as Chief Financial Officer and Vice President of Finance at Centaur Pharmaceuticals, a pharmaceutical company, and from 1992 to 1996, Mr. Turner served as Chief Financial Officer and Vice President of Finance at Cortech, Inc., a biopharmaceutical company. Mr. Turner has also served in other finance roles including Director of Finance, Eli Lilly and Company, a biopharmaceutical company, (Switzerland) and Treasurer, Eli Lilly and Company (Switzerland). He serves on the boards of four pharmaceutical companies: Alexza Pharmaceuticals, Inc., Corcept Therapeutics, Inc., Sophiris Bio and BioClin Therapeutics, Inc. Previously, he has served on the boards of NovaCardia, Inc., Sequel Pharmaceuticals, ApoLogic Inc., SGX Pharmaceuticals, Allos Therapeutics, Inc., and QLT Inc. Mr. Turner received a B.A. in Chemistry from Swarthmore College, an M.A. in Molecular Biology from the University of Colorado at Boulder and a M.B.A. from the University of North Carolina at Chapel Hill. As a result of Mr. Turner's financial and accounting expertise, board service and strategic mergers and acquisition experience, he is familiar with a full range of corporate finance and board functions that are valuable toward his service on our Board and audit and compensation committees. As chairperson of the audit committee, Mr. Turner also keeps the board abreast of current audit issues and collaborates with our independent registered public accounting firm and senior management team.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

        The following table provides information regarding the fees incurred to Ernst & Young LLP during the years ended December 31, 2013 and 2012. The audit committee approved all fees described below.

	Year Ended December 31,
	2013	2012
Audit Fees(1)	$641,574	$966,896
Tax Fees(2)	19,675	18,500
Audit-Related Fees	—	—
All Other Fees	—	—

Total Fees	$661,249	$985,396

(1)
Audit fees of Ernst & Young LLP for 2013 and 2012 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and for services associated with our public offerings, which were completed in October 2013 and October 2012.

(2)
Tax fees of Ernst & Young LLP for 2013 and 2012 were for fees billed for services rendered for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

        The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at http://investors.kytherabiopharma.com/.

        The audit committee approved all audit, audit-related, tax and other services provided by Ernst & Young LLP for 2013 and 2012 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of KYTHERA under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee's functions are more fully described in its charter, which is available on our website at http://investors.kytherabiopharma.com/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management KYTHERA's audited financial statements as of and for the year ended December 31, 2013.

        The audit committee has discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP's audit of such financial statements.

        Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee Joseph L. Turner, Chairman Dennis Fenton, Ph.D. Camille Samuels

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://www.investors.kytherabiopharma.com/. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

        We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position. A copy of our Corporate Governance Guidelines is available on our website at http://www.investors.kytherabiopharma.com/.

Independence of the Board of Directors

        As required under NASDAQ rules and regulations, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the Board. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

        Consistent with these considerations, our Board has determined that all of our directors, other than Mr. Leonard, qualify as "independent" directors in accordance with the NASDAQ listing requirements. Mr. Leonard is not considered independent because he is an employee of KYTHERA. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities and relationships as they may relate to us and our management. As it relates to Dr. Fenton, the Board considered that, in July 2012, he was elected to the board of directors of Hospira, Inc., with which the Company entered into a long-term supply agreement in November 2010 as its drug product fill/finish supplier for ATX-101. Similarly, regarding Mr. Ball, the Board considered that Mr. Ball joined Hospira in March 2011 and was appointed to our Board in September 2013. In light of (1) Dr. Fenton's election to Hospira's board of directors, as well as Mr. Ball's tenure with Hospira and appointment to our Board, occurring after the establishment of the Company's supply relationship with Hospira, and (2) the absence of a direct or indirect material interest involving Dr. Fenton or Mr. Ball in such arrangement, the Board concluded that this relationship does not impact the independence of either Dr. Fenton or Mr. Ball. There are no family relationships among any of our directors or executive officers.

        As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of NASDAQ rules and regulations.

Leadership Structure of the Board

        Our bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. At the current time, we do not have a Chairman of the Board. Our Board believes that oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without a Chairman. Our President and Chief Executive Officer, Mr. Leonard, facilitates communications between members of our Board and works with management in the preparation of the agenda for each Board meeting. All of our directors are encouraged to make suggestions for Board agenda items or pre-meeting materials. Dennis Fenton, Ph.D. currently serves as the lead independent director of the Board. In his role as lead independent director, Dr. Fenton presides over the executive sessions of the Board in which Mr. Leonard does not participate and serves as a liaison to Mr. Leonard and management on behalf of the independent members of the Board.

        Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future, as it deems appropriate.

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

        Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

 Board Committees

Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

  •
  appoints our independent registered public accounting firm;

  •
  evaluates the independent registered public accounting firm's qualifications, independence and performance;

  •
  determines the engagement of the independent registered public accounting firm;

  •
  reviews and approves the scope of the annual audit and the audit fee;

  •
  discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

  •
  approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

  •
  monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

  •
  is responsible for reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

  •
  reviews our critical accounting policies and estimates; and

  •
  annually reviews the audit committee charter and the committee's performance.

        The current members of our audit committee are Joseph L. Turner, Dennis Fenton, Ph.D., and Camille Samuels. Mr. Turner serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Mr. Turner is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Our Board has determined that each of Ms. Samuels, Mr. Turner and Dr. Fenton are independent under the applicable rules of NASDAQ and under the applicable rules of the SEC. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders on the Company's website at http://investors.kytherabiopharma.com/.

Compensation Committee

        Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends to our Board corporate goals and objectives relevant to compensation of our Chief Executive Officer and evaluates the performance of the Chief Executive Officer in light of those goals and objectives and recommends to our Board the compensation based on such evaluations. The compensation committee also reviews and approves the corporate goals and objectives relevant to the Non-CEO Executive Officer compensation and evaluates the performance and determines and approves all compensation of the Non-CEO Executive Officers. The compensation committee also recommends to our Board the issuance of stock options, restricted stock units, and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are F. Michael Ball, Dennis Fenton,

Ph.D., David Schnell, M.D. and Joseph L. Turner. Dr. Fenton served as the Chairperson of the committee during 2013. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers on our Board or compensation committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of NASDAQ, is a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act and is an "outside director" as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). The compensation committee operates under a written charter. A copy of the compensation committee charter is available to security holders on the Company's website at http://investors.kytherabiopharma.com/.

        In 2013, the compensation committee retained Compensia, Inc., a national executive compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2013. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our nominating and corporate governance committee are Nathaniel David, Ph.D., François Kress and David Schnell, M.D. Dr. Schnell serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter. A copy of the nominating and corporate governance committee charter is available to security holders on the Company's website at http://investors.kytherabiopharma.com/.

        In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience in the industries in which we compete; experience as a board member or executive officer of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; conflicts of interest; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

        The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year's annual meeting;

provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder's notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee's indirect and direct interests in shares of the Company's common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder's notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 27200 West Agoura Road, Suite 200, Calabasas, California 91301 (after August 1, 2014, to our new address at 30930 Russell Ranch Road, Westlake Village, California 91362).

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

        Our Board met 5 times during the last year. The audit committee met 9 times, the compensation committee met 6 times and the nominating and corporate governance committee met 2 times. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Six Board members attended our 2013 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

        Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 27200 West Agoura Road, Suite 200, Calabasas, California 91301 (after August 1, 2014, to our new address at 30930 Russell Ranch Road, Westlake Village, California 91362). The Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

        During 2013, our compensation committee consisted of F. Michael Ball (as of September 17, 2013), Dennis Fenton, Ph.D., David Schnell, M.D. and Joseph Turner. Dr. Fenton served as Chairperson during 2013. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements

        The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Investor Rights Agreement

        The Company is party to an investor rights agreement with certain of its current stockholders, including stockholders that are affiliated with certain of our directors, that was entered into prior to the Company's initial public offering in 2012, which provides such holders with certain registration rights under the Securities Act for their shares. As of April 1, 2014, the holders of approximately 5.1 million shares of our common stock are entitled to these registration rights.

Policies and Procedures for Related Party Transactions

        Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction.

DIRECTOR COMPENSATION

        In connection with, and effective as of, our initial public offering in 2012, we implemented a Non-Employee Director Compensation Program (the "Director Plan"). Pursuant to the Director Plan, our non-employee directors receive an annual retainer of $30,000. The Lead Independent Director receives an additional annual retainer of $15,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following committee fees:

Committee	Chair	Other Member
Audit committee	$15,000	$7,000
Compensation committee	10,000	5,000
Nominating and corporate governance committee	7,000	3,000

        Other than the annual retainers and committee fees paid pursuant to our Director Plan described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Effective September 2013, non-employee directors are entitled to receive an option to purchase 18,000 shares of our common stock upon initial election or appointment to the Board (the "Initial Option") and an option to purchase 6,618 shares of our common stock annually thereafter (the "Annual Option"). Options granted to non-employee directors have a per share exercise price equal to the per share fair market value of our common stock as of the date of grant. The Initial Option will be granted on the date which such non-employee director commences services and will vest monthly in substantially equal installments over three years. The Annual Option will be automatically granted on the date of the Company's annual meeting of stockholders and will vest in substantially equal annual installments on each of the first three (3) anniversaries of the applicable date of grant, subject to continued services through each vesting date. Our directors who are employees are compensated for their service as employees and do not receive any additional compensation for their service on our Board.

        The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Nathaniel David, Ph.D.	$50,850	$84,651	$135,501
Dennis Fenton, Ph.D.	62,000	84,651	146,651
F. Michael Ball	10,208	447,172	457,380
François Kress	33,000	84,651	117,651
Robert Nelsen	30,000	84,651	114,651
Camille Samuels	37,000	84,651	121,651
David Schnell, M.D.	42,000	84,651	126,651
Joseph L. Turner	50,000	84,651	134,651

(1)
Amount reflects the aggregate grant date fair value of options granted during 2013 computed in accordance with ASC Topic 718 Stock Compensation, as used by analogy for non-employees. The assumptions used in the valuation of these awards are set forth in Note 6 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013.

        As of December 31, 2013, each of our non-employee directors held the following outstanding options:

Name	Shares Subject to Outstanding Options
Nathaniel David, Ph.D.	23,634
Dennis Fenton, Ph.D.	53,886
F. Michael Ball	18,000
François Kress	31,198
Robert Nelsen	12,290
Camille Samuels	12,290
David Schnell, M.D.	12,290
Joseph L. Turner	42,542

        In September 2013, we amended the Director Plan to increase cash compensation. Effective January 1, 2014 each non-employee director will receive an annual retainer of $40,000, and the Lead Independent Director will receive an additional annual retainer of $20,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$18,000	$9,000
Compensation committee	12,000	6,000
Nominating and corporate governance committee	7,000	3,000

 EXECUTIVE OFFICERS

        The following is biographical information for our executive officers.

Name	Age	Position(s)
Keith R. Leonard, Jr.	52	Director, President and Chief Executive Officer
John W. Smither	61	Chief Financial Officer
Keith L. Klein, J.D.	50	General Counsel
Jeffrey D. Webster	52	Senior Vice President, Operations
Frederick Beddingfield, III, M.D., Ph.D.(1)	49	Chief Medical Officer

        John W. Smither has served as our Chief Financial Officer since November 2007. From 1998 to 2007, Mr. Smither held various positions at Amgen, including as Vice President of Finance and Administration of Amgen's European Division from 2001 to 2004, where he was responsible for financial operations in 28 European countries. Prior to that role, Mr. Smither served as Head of Internal Audit and Executive Director of Corporate Accounting at Amgen. Prior to joining Amgen, Mr. Smither served as Audit Partner at Ernst & Young LLP, a public accounting firm, and as the Chief Financial Officer of several early stage companies. Mr. Smither currently serves on the board of directors of Achaogen, Inc. Mr. Smither received a B.S. in Business Administration from California State University, Los Angeles. Mr. Smither is a Certified Public Accountant (inactive) and a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants and Financial Executives International.

        Keith L. Klein, J.D. has served as our General Counsel since October 2006. From 1991 to 2006, Mr. Klein held various positions of increasing responsibility in the legal department of Amgen, where he ultimately served as Senior Associate General Counsel, responsible for legal activities relating to the areas of sales and marketing, federal government affairs, corporate relationships, manufacturing, product supply, product development and real estate. Mr. Klein received a B.A. in Economics from University of California, Los Angeles and a J.D. from the University of California, Davis.

        Jeffrey D. Webster has served as our Senior Vice President, Operations since March 2007. From 1996 to 2005, Mr. Webster held various positions at Amgen where he ultimately served as Vice President, Operations Planning, responsible for product development, project management, training and development, and strategy functions within the operations function. Prior to that role, Mr. Webster served as the product development team leader for NEUPOGEN® / Neulasta® and held positions in process development, engineering, investor relations, marketing, product development, portfolio management, corporate development and strategy, and operations. Mr. Webster received a B.S. in Chemical Engineering from the University of California, Berkeley and a M.B.A. from San Jose State University.

        Frederick Beddingfield, III, M.D., Ph.D. has served as our Chief Medical Officer since March 2013. Prior to joining KYTHERA, he held the role of Vice President and Global Therapeutic Area Head, Dermatology and Aesthetics at Allergan, Inc. from August 2005 until March 2013. Dr. Beddingfield also served as Chief Medical Officer of Allergan Medical from December 2008 to August 2010. Earlier in his career, he held a full-time faculty position at the David Geffen School of Medicine at UCLA, Division of Dermatology, where he maintains a practice and academic appointment as Assistant Clinical Professor of Medicine. Dr. Beddingfield received a B.A. in Psychology from North Carolina State University, a M.D. degree with honors from the University of North Carolina and a Ph.D. in Policy Analysis from RAND Graduate School of Policy Studies.

        See above under "Proposal No. 1 Election of Directors" for biographical information of Keith R. Leonard, Jr.

 EXECUTIVE COMPENSATION

        KYTHERA's compensation program for our executive officers consist of five principal components: base salary; annual cash incentive compensation opportunities; long-term equity incentive compensation; health and welfare benefits; and severance and change in control payments and benefits.

        This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the "Summary Compensation Table" and the material factors relevant to an analysis of these policies and decisions. Our Named Executive Officers for 2013 were as follows: Keith R. Leonard, Jr., our president and chief executive officer; John W. Smither, our chief financial officer; and Frederick Beddingfield, III, M.D., Ph.D.

Summary Compensation Table

        The following table summarizes the compensation that we paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Keith R. Leonard, Jr.	2013	448,717	—	1,400,552		243,405	10,200	2,102,874
President and Chief	2012	394,116	15,000	471,091		215,556	7,500	1,103,263
Executive Officer
John W. Smither	2013	312,726	—	558,554		115,164	10,200	996,644
Chief Financial	2012	270,929	5,750	141,508		92,340	7,500	518,027
Officer
Frederick
Beddingfield, III,
M.D., Ph.D.	2013	288,750	60,000	1,677,853	1,124,500	123,397	—	3,274,500
Chief Medical
Officer(5)

(1)
The amount reported in the Bonus column represents discretionary special cash incentive awards granted to the named executive officer for outstanding performance not recognized as part of the Cash Incentive Plan, including sign on and retention bonuses paid to Frederick Beddingfield, III associated with his employment contract entered into on March 23, 2013.

(2)
Amounts represent the grant date fair value of stock options and restricted stock units granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Note 6 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash incentive awards earned by the named executive officer based upon performance under the Cash Incentive Plan. These amounts reported for 2013 were paid to the named executive officers in February 2014.

(4)
The amounts reported for 2013 in the All Other Compensation column represent a company contribution credited to each named executive officer's account under our section 401(k) plan.

(5)
Frederick Beddingfield, III was appointed as our Chief Medical Office on March 23, 2013. His based salary for 2013 was $385,000.

 Narrative Disclosure to Summary Compensation Table

Base Salary

        We use base salary to recognize the experience, skills, knowledge, and responsibilities required of our executive Officers. When initially establishing the base salaries of our executive officers, our Board of Directors and the Compensation Committee consider a variety of factors, including the seniority of each individual executive officer, the level of his or her responsibility, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, the number of well-qualified candidates to assume the individual's role, competitive market data on the compensation paid by other companies for similar positions within our industry drawn from relevant surveys, and the recommendations of our Chief Executive Officer.

        Thereafter, the base salaries of our executive officers are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign them with market levels after taking into account individual responsibilities, performance, and experience.

Cash Incentive Plan

        We use cash incentive compensation to motivate our executive officers to achieve our annual financial and operational objectives, while making progress towards our longer-term growth and other corporate goals. Generally, at the beginning of each year (typically, in January), the Compensation Committee approves the annual cash incentive compensation plan for our management team by approving one or more corporate financial and operational measures based on our annual operating plan for use in determining the eventual cash incentive compensation measures for the year from which awards will be paid. In addition, with respect to our Named Executive Officers, the Compensation Committee also suggests target annual cash incentive compensation opportunities for each executive officer. The proposed annual corporate financial and operational measures are then submitted to our Board of Directors for its consideration and approval. Under the Cash Incentive Plan in 2013, our Board established the following target incentive opportunities for each of our Named Executive Officers (expressed as percentage of such named executive officer's base salary):

Named Executive Officer	2013 Cash Incentive Target
Keith R. Leonard, Jr.	45%
John W. Smither	30%
Frederick Beddingfield, III, M.D., Ph.D.	35%

        Under the Cash Incentive Plan in 2013, Mr. Smither and Dr. Beddingfield were eligible to receive a maximum award equal to 147.5% of their target award opportunity. Their target annual cash incentive compensation opportunities were weighted 75% on our actual performance as assessed against corporate performance measures (possible range 0 to 150) and 25% on their actual performance as assessed against individual performance measures (possible range 0 to 140). In the case of Mr. Leonard, our Chief Executive Officer, his entire target annual cash incentive compensation opportunity was based on our actual performance as assessed against corporate performance measures, and he was eligible to receive a maximum award equal to 150% of his target award opportunity.

        Corporate Performance Objectives—The corporate measures for the Cash Incentive Plan in 2013, which involved product development goals, research goals, commercial goals, and finance, and organizational development goals, were as follows:

Performance Measure Category	Aggregate Weighting within the Corporate Performance Measures	Description
Product Development	85%	—Obtain favorable outcomes of US Phase III studies
		—Execute against Corporate Launch Preparation
		—Drug Product stability and Drug Substance validation programs
		—Progress ATX-101 IP per plan
		—Prepare NDA & NDS submission plans
		—Progress against Commercial Readiness
Research	5%	—Achieve proof of concept in one new program
		—Build early research pipeline
Finance and Organizational	10%	—Execute Follow on Financing & Build Shareholder Value
		—Develop Compliance Plan
		—Execute against Key Hires

        Based on our actual achievement in 2013 of 120.2% of the corporate performance objectives, in January 2014, the compensation committee recommended, and our Board approved, to award each named executive officer 120.2% of his target cash incentive compensation award associated with the Company performance component of the 2013 cash incentive compensation award. In 2013, 75% of the cash incentive opportunity for each of the Company's Named Executive Officers (with the exception of our Chief Executive Officer) was based on Company performance. As Mr. Leonard's 2013 cash incentive compensation award was determined solely based on our actual achievement of the corporate performance objectives, our Board awarded him a 2013 cash incentive compensation award equal to 120.2% of his target award.

        Individual Performance Objectives—Our Board, based on recommendations from the compensation committee and our Chief Executive Officer, evaluated the achievement of the named executive officers against his individual performance objectives and approved each named executive officer's annual cash incentive compensation award. In 2013, 25% of the cash incentive opportunity for each of the Company's Named Executive Officers (with the exception of our Chief Executive Officer) was based on each executive's performance with respect to individual performance objectives assigned. The achievements were based on the subjective assessment by the compensation committee of each individual's contributions against the personal performance objectives during the year.

        Mr. Smither had eight performance objectives for 2013, of which achievement of certain corporate financing, shareholder value, and personal leadership goals each had a material impact on the total cash incentive award. The corporate financing and shareholder value goals were 44% of overall target opportunity of Mr. Smither's individual performance assessment. In 2013, achievement against corporate financing and shareholder value goals were scored as 44% of Mr. Smither's overall target opportunity by completing the successful follow-on financing with a gross raise of $133,000,000 as well as significantly broadening our shareholder base. The personal leadership goals were 20% of Mr. Smither's individual performance and were principally, (a) living our corporate values, (b) implementing a vision, and (c) achieving results by building functional capabilities. In 2013, Mr. Smither's overall achievement against these leadership goals was 85% of his target opportunity (maximum score = 100%). Based in part on the above, and the recommendation of our Chief Executive Officer, our Board approved Mr. Smither's overall achievement against his individual performance objectives at 129.2% during 2013.

        Dr. Beddingfield had eleven performance objectives for 2013, of which achievement of certain product development goals, organizational development and personal leadership goals each had a material impact on the total cash incentive award. The product development goals were 50% of overall target for Dr. Beddingfield's individual performance assessment including, for example, positive US Phase III data, including success on primary and secondary endpoints, overall plan execution, and progress against the NDA/NDS plan. In 2013, achievement against product development goals was scored as 45% of Dr. Beddingfield's overall target opportunity. The organizational development and personal leadership goals were 20% of Dr. Beddingfield's individual performance and were principally, (a) living our corporate values, (b) implementing a vision, and (c) achieving results by building functional capabilities. In 2013, Dr. Beddingfield's overall achievement against these leadership goals was 95% (maximum score = 100%). Based in part on the above, and the recommendation of our Chief Executive Officer, our Board approved Dr. Beddingfield's overall achievement against his individual performance objectives at 127.8% during 2013.

        Based on these determinations, our Board approved annual cash incentive compensation for the named executive officers as follows:

Named Executive Officer	Target Cash Incentive Award ($)	Actual Cash Incentive Award ($)
Keith R. Leonard, Jr.	$202,500	$243,405
John W. Smither	94,050	115,164
Frederick Beddingfield, III, M.D., Ph.D.	104,447	123,397

        In addition, our Board awarded Dr. Beddingfield a discretionary bonus of $10,000 based upon the recommendation of our Chief Executive Officer and in recognition of his contributions to our Company in 2013, including positive ATX-101 U.S. Phase III data. Dr. Beddingfield was also awarded a sign-on bonus of $50,000 in connection with his commencement of employment.

Long-Term Incentive Compensation

        We use equity awards to motivate and reward our executive officers for long-term corporate performance based on the value of the Company's common stock and, thereby, to align the interests of our executive officers with those of our shareholders. In 2013 these equity awards were granted in the form of options to purchase shares of the Company's common stock, with the exception of Dr. Beddingfield's New Hire Restricted Stock Unit Award. We believe that stock options provide an appropriate long-term incentive for our executive officers, because the stock options reward them only to the extent that our stock price grows and shareholders realize value following their grant date. We believe that restricted stock units also provide an appropriate long-term incentive for our executive officers, because the restricted stock units align the executives with our stockholders and provide limited protection in a down market. The vesting feature of these stock options and restricted stock units is intended to further our goal of executive retention because this feature provides an incentive to our executive officers to remain in our employ during the vesting period. The stock options and restricted stock units granted to our executive officers typically vest over four years, with one quarter of the shares subject to the option vesting on the first anniversary of the date of grant and the remaining shares subject to the option vesting in equal monthly installments thereafter over three years. In 2013, we granted stock options that vest and become exercisable upon the earlier of the fourth anniversary of the date of grant or the achievement of the following objectives: (a) 20% of the options vest upon the datalock for the U.S. Phase III clinical trial for ATX-101, (b) 20% of the options vest upon the acceptance of our NDA by the FDA for ATX-101, and (c) 60% of the options vest upon FDA approval of ATX-101. The executive must remain employed with us through the achievement of the performance goal or fourth anniversary of the date of grant, as applicable. Stock options generally have a 10-year term and are granted with an exercise price equal to the closing trading price of the Company's common stock on the date of grant. Dr. Beddingfield's New Hire Restricted Stock Unit Award vests 25% on the first anniversary of the vesting commencement date, 25% on the second anniversary of the vesting commencement date and 50% upon the earlier of the achievement of FDA approval of ATX-101 or the third anniversary of the vesting commencement date, subject to continued employment with us.

Outstanding Equity Awards at 2013 Fiscal Year-End Table

        The following table shows grants of stock options outstanding on December 31, 2013, the last day of our fiscal year, to each of our named executive officers.

	Option Awards
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)(6)
Keith R. Leonard, Jr.	1/1/2009	(3)	47,991	—	—	5.32	1/21/2014
	1/1/2010	(2)	27,456	1,187	—	6.06	1/15/2015
	1/1/2010	(3)	28,082	—	—	5.50	1/15/2020
	10/1/2010	(1)	64,734	16,932	—	5.90	10/14/2020
	1/1/2012	(4)	10,245	—	40,978	8.22	2/1/2022
	1/1/2012	(1)	16,373	17,775	—	8.22	2/1/2022
	1/1/2013	(1)	—	50,400	—	27.50	1/29/2023
	1/1/2013	(4)	6,720	—	26,880	27.50	1/29/2023
John W. Smither	11/12/2007	(3)	9,216	—	—	1.35	12/11/2017
	1/1/2009	(3)	17,017	—	—	4.84	1/21/2019
	10/1/2010	(1)	16,844	4,428	—	5.90	10/14/2020
	1/1/2012	(1)	4,929	5,328	—	8.22	2/1/2022
	1/1/2012	(4)	3,077	—	12,310	8.22	2/1/2022
	1/1/2013	(1)	—	20,100	—	27.50	1/29/2023
	1/1/2013	(4)	2,680	—	10,720	27.50	1/29/2023
Frederick Beddingfield, III, M.D., Ph.D.	3/23/2013	(1)	—	75,000	—	22.49	4/1/2023
	3/23/2013	(4)	10,000	—	40,000	22.49	4/1/2023
	3/23/2013	(5)	—	—	—	—	3/23/2016	50,000	1,867,500

(1)
The option vests over a four-year period as to 25% of the shares underlying the option award on the first anniversary of the vesting commencement date and as to 1/48th of the shares underlying the option award on each monthly anniversary thereafter, subject to such named executive officers' continued employment with us.

(2)
This option vested as to 6,644 shares of our common stock underlying the option on January 1, 2011 and will continue to vest as to 553 shares underlying the option on the first date of each month in 2012 and as to 1,182 shares underlying the option on the first date of each month in 2013 and as to 1,187 shares of the underlying option on January 1, 2014, subject to continued employment with us.

(3)
The option award is fully vested as of December 31, 2013.

(4)
The option vests in three increments upon the satisfactory completion of each of the following milestones: (a) 20% upon the datalock for the U.S. Phase III clinical trial for ATX-101, (b) 20% upon the acceptance of our NDA by the FDA for ATX-101, and (c) 60% upon FDA approval of ATX-101. Notwithstanding the foregoing, if the performance goals are not met, the option fully vests four years from vesting commencement date, subject to continued employment with us.

(5)
This is a restricted stock unit which vests 25% on the first anniversary of the vesting commencement date, 25% on the second anniversary of the vesting commencement date and 50% upon the earlier of the achievement of FDA approval of ATX-101 or the third anniversary of the vesting commencement date, subject to continued employment with us.

(6)
The dollar amounts shown in these columns are determined by multiplying the applicable number of shares or units by the closing price of our stock on December 31, 2013 of $37.35.

Retirement Plans

        The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. For 2013 we matched a portion of our employee's contributions to the 401(k) plan.

Employee Benefits and Perquisites

        Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription and other health and related benefits. We also implement additional benefit and other perquisite programs from time to time as our compensation committee determines appropriate.

Employment Agreements

        We believe that severance and change in control benefits and protections are necessary to induce these individuals to forego other opportunities or leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization and also help from a retention standpoint. We also believe that these arrangements serve our executive retention objectives by helping the Named Executive Officers to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of the Company.

        We have entered into agreements with each of the Named Executive Officers in connection with his or her employment with us. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, with the oversight and approval of our Board and Compensation Committee, as may be applicable.

        Dr. Beddingfield's employment agreement provided Dr. Beddingfield with a sign-on bonus of $50,000 that was subject to repayment if he had voluntarily left our employment prior to March 23, 2014. Under his employment agreement, Dr. Beddingfield also earned a retention bonus of $50,000 on March 23, 2014. In the event Dr. Beddingfield leaves our employment voluntarily prior to March 23, 2015, he must repay the retention bonus to us.

        Except as described above for Dr. Beddingfield, these agreements provide for "at will" employment and set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, and standard employee benefit plan participation. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

        Mr. Leonard—As amended and restated effective as of April 2, 2012, Mr. Leonard is eligible to receive twelve (12) months of base salary and reimbursement of COBRA continuation coverage upon a termination of employment without cause by the Company more than one month prior to a change in control or more than 18 months after a change in control of the Company. In the event Mr. Leonard is terminated by the Company without cause or resigns for good reason during the period beginning one month prior to a change in control and ending 18 months after a change in control, he is entitled to eighteen (18) months of base salary and reimbursement of COBRA continuation coverage for a set number of months as well as the full acceleration of vesting of all equity awards, including restricted stock. In addition, Mr. Leonard is entitled to 50% vesting acceleration for any then unvested equity awards, other than restricted stock, granted prior to April 2, 2012 upon a change in control of the Company. The remaining equity awards granted prior to April 2, 2012 will vest in accordance with their pre-existing vesting schedules except that such vesting will fully accelerate on the first anniversary of a change in control of the Company or, if earlier, termination of Mr. Leonard's employment by the Company other than for "cause" or by Mr. Leonard for "good reason" (each as defined in the employment agreement).

        Mr. Smither—As amended and restated effective as of April 2, 2012, Mr. Smither is eligible to receive six (6) months of base salary and reimbursement of COBRA continuation coverage upon a termination of employment without cause by the Company more than one month prior to a change in control or more than 18 months after a change in control of the Company. In the event Mr. Smither is terminated by the Company without cause or resigns for good reason during the period beginning one month prior to a change in control and ending 18 months after a change in control, he is entitled to twelve (12) months of base salary and reimbursement of COBRA continuation coverage for a set number of months as well as the full acceleration of vesting of all equity awards, including restricted stock. In addition, Mr. Smither is entitled to 50% vesting acceleration for any then unvested equity awards, other than restricted stock, granted prior to April 2, 2012 upon a change in control of the Company. The remaining equity awards granted prior to April 2, 2012 will vest in accordance with their pre-existing vesting schedules except that such vesting will fully accelerate on the first anniversary of a change in control of the Company or, if earlier, termination of Mr. Smither's employment by the Company other than for "cause" or by Mr. Smither for "good reason" (each as defined in the employment agreement).

        Mr. Beddingfield—Effective as of March 23, 2013, Dr. Beddingfield is eligible to receive six (6) months of base salary and reimbursement of COBRA continuation coverage upon a termination of employment without cause by the Company more than one month prior to a change in control or more than 18 months after a change in control of the Company. In the event Dr. Beddingfield is terminated by the Company without cause or resigns for good reason during the period beginning one month prior to a change in control and ending 18 months after a change in control, he is entitled to twelve (12) months of base salary and reimbursement of COBRA continuation coverage for a set number of months as well as the full acceleration of vesting of all equity awards, including stock options, restricted stock and restricted stock units. In addition, Dr. Beddingfield is entitled to 50% vesting acceleration for any then unvested equity awards, including restricted stock, granted in conjunction with his initial New Hire Awards granted on March 23, 2013 upon a change in control of the Company. Any remaining equity awards granted on March 23, 2013 will vest in accordance with their pre-existing vesting schedules except that such vesting will fully accelerate on the first anniversary of a change in control of the Company or, if earlier, termination of Dr. Beddingfield's employment by the Company other than for "cause" or by Dr. Beddingfield for "good reason" (each as defined in the employment agreement.)

        In order to be eligible for any severance benefits, the applicable named executive officer must execute and not revoke a release of all claims against the Company within 60 days following his or her termination of employment.

Proprietary Information and Inventions Agreements

        Each of our named executive officers has entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

Risk Analysis of Our Compensation Plans

        Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

        Our employees' base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. Our compensation policies and programs are designed to encourage our employees to remain focused on both the short- and long-term goals of us. For example, while our cash bonus plans are intended to measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stockholder appreciation and limits the potential value of excessive risk-taking. The committee believes that the mix of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short-and long-term performance goals of us without encouraging excessive risk-related behavior. While the compensation committee regularly evaluates its compensation programs, the committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

Equity Compensation Plan Information

        The following table provides certain information as of December 31, 2013, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	2,335,305	$14.45	295,444
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	2,335,305	$14.45	295,444

(1)
Includes the KYTHERA Biopharmaceuticals, Inc. 2012 Equity Incentive Award Plan and the KYTHERA Biopharmaceuticals, Inc. 2004 Stock Plan.

(2)
The 2012 Plan contains an "evergreen" provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2012 Plan shall be increased on the first day of each year beginning in 2013 and ending in 2022, equal to the least of (A) 1,512,687 shares, (B) four percent (4.0%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 15,505,048 shares of stock may be issued upon the exercise of incentive stock options.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT(1)

        The following table presents information as to the beneficial ownership of our common stock as of April 16, 2014 for:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each named executive officer as set forth in the summary compensation table below;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 16, 2014 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        Percentage ownership of our common stock in the table is based on 22,656,603 shares of our common stock issued and outstanding on April 16, 2014. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o KYTHERA Biopharmaceuticals, Inc., 27200 West Agoura Road, Suite 200, Calabasas, California 91301.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Fidelity Management & Research Company(2)	2,251,998	—	2,251,998	9.9%
Prospect Venture Partners III, L.P.(3)	1,914,566	—	1,914,566	8.5%
Entities affiliated with ARCH Venture Fund VI, L.P.(4)	1,789,879	—	1,789,879	7.9%
Entities associated with Prudential Financial, Inc.(5)	1,439,245	—	1,439,245	6.4%
Entities associated with Waddell & Reed Financial, Inc.(6)	1,144,229	—	1,144,229	5.1%
Named Executive Officers and Directors:
Keith R. Leonard, Jr.(7)	1,025,688	186,712	1,212,400	5.3%
John W. Smither(8)	13,200	60,318	73,518	*
Frederick Beddingfield, III, M.D., Ph.D.(9)	7,730	44,375	52,105	*
F. Michael Ball(10)	—	4,000	4,000	*
Nathaniel David, Ph.D.(11)	497,285	15,441	512,726	2.3%
Dennis Fenton, Ph.D.(12)	3,348	43,809	47,157	*
François Kress(13)	—	23,005	23,005	*
Robert T. Nelsen(14)	1,789,879	4,097	1,793,976	7.9%
Camille Samuels(15)	—	4,097	4,097	*
David Schnell, M.D.(16)	1,914,556	4,097	1,918,653	8.5%
Joseph L. Turner(17)	1,872	33,250	35,122	*
All 13 directors and executive officers as a group(18)	5,257,575	618,597	5,876,172	25.2%

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of April 16, 2014. Includes shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account. Reported numbers do not include options that vest more than 60 days after April 16, 2014.

(2)
As reported on Schedule 13G/A filed with the SEC on February 14, 2014. Fidelity Management & Research Company ("Fidelity"), 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 728,589 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity SelectCo, LLC ("SelectCo"), 1225 17th Street, Suite 1100, Denver, Colorado 80202, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,523,409 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson III, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, Selectco and the funds each has sole power to dispose of the 2,251,998 shares owned by the funds. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(3)
As reported on Schedule 13G/A filed with the SEC on February 10, 2014 by Prospect Venture Partners III, L.P., a Delaware limited partnership ("PVP III"), Prospect Management Co. III, L.L.C., a Delaware limited liability company ("PMC III"), David Schnell, M.D., a member of our Board, and Russell C. Hirsch, M.D., Ph.D., the shares are owned by PVP III. PMC III serves as the sole general partner of PVP III. As such, PMC III possesses power to direct the voting and disposition of the shares owned by PVP III and may be deemed to have indirect beneficial ownership of the shares held by PVP III. PMC III and Drs. Schnell and Hirsch own no shares directly. Drs. Schnell and Hirsch are managing members of PMC III. The managing members of PMC III are deemed to have voting and dispositive power over the shares held by PVP III, and each disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address for such entities and persons is 435 Tasso Street, Suite 200, Palo Alto, CA 94301.

(4)
As reported on Schedule 13G/A filed with the SEC on February 6, 2014, as updated by a Form 4 filed by Robert Nelsen on March 21, 2014, ARCH Venture Fund VI, L.P. ("ARCH Venture Fund VI"); ARCH Venture Partners VI, L.P. ("AVP VI LP"); ARCH Venture Partners VI, LLC ("AVP VI LLC"); and Keith Crandell, Robert Nelsen and Clinton Bybee (collectively, the "Managing Directors" and individually, each a "Managing Director"). ARCH Venture Fund VI is the record owner of 1,789,879 shares. AVP VI LP, as the sole general partner of ARCH Venture Fund VI, may be deemed to beneficially own such shares. AVP VI LLC, as the sole general partner of AVP VI LP, may be deemed to beneficially own such shares. As managing directors of AVP VI LLC, each Managing Director may also be deemed to share the power to direct the disposition and vote of such shares. The address of such entities and persons is 8725 West Higgins Road, Suite 290, Chicago, IL 60631.

(5)
As reported on Schedules 13G filed with the SEC by Prudential Financial, Inc. ("Prudential") on February 5, 2014 and by Jennison Associates LLC ("Jennison") on February 7, 2014. Prudential is the parent holding company and indirect parent of Jennison and Quantitative Management Associates LLC ("Quantitative Management"). Jennison and Quantitative Management are the beneficial owners of 1,438,615 shares and 630 shares, respectively. The address of the principal business office for Prudential is 751 Broad Street, Newark, New Jersey 07103-3777. The address of principal business office for Jennison is 466 Lexington Avenue, New York, NY 10017.

(6)
As reported on Schedule 13G filed with the SEC on February 7, 2014 by Waddell & Reed Financial, Inc. ("WDR"), Waddell & Reed Financial Services, Inc. ("WRFSI"), Waddell & Reed, Inc. ("WRI"), Waddell & Reed Investment Management Company ("WRIMCO") and Ivy Investment Management Company ("IICO", and together with WDR, WRFSI, WRI and WRIMCO, the "Waddell & Reed Entities"). The shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO, an investment advisory subsidiary of WDR, or WRIMCO, an investment advisory subsidiary of WRI. WRI is a subsidiary of WRFSI. WRFSI is a subsidiary of WDR. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. IICO and/or WRIMCO may be deemed the beneficial owner of the shares. The address of principal business office for the Waddell & Reed Entities is 6300 Lamar Avenue, Overland Park, KS 66202.

(7)
Consists of: (i) 919,720 shares held by Leonard Family Trust, dated 28 August, 1996, of which Mr. Leonard is a trustee, (ii) 52,795 shares held by Keith Richard Leonard Retained Annuity Trust, dated 12 April 2010, of which Mr. Leonard is a trustee, (iii) 52,795 shares held by Nanette LaRosa Leonard Retained Annuity Trust, dated 12 April 2010, of which Mr. Leonard is a trustee, (iv) 189 shares held by Keith R. Leonard, III and 189 shares held by Nina R. Leonard, members of Mr. Leonard's household, and (v) 186,712 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(8)
Consists of (i) 13,200 shares held by John W. Smither and (ii) 60,318 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(9)
Consists of (i) 7,730 shares held by Frederick Beddingfield, III, M.D., Ph.D. and (ii) 44,375 shares that may be acquired pursuant to the exercise of stock options with 60 days of April 16, 2014.

(10)
Consists of 4,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(11)
Consists of: (i) 497,285 shares held by Nathaniel David, Ph.D. and (ii) 15,441 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(12)
Consists of: (i) 3,348 shares held by Dennis Fenton, Ph.D. and (ii) 43,809 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(13)
Consists of 23,005 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(14)
Consists of (i) shares described in Note (4) above. Mr. Nelsen disclaims beneficial ownership of the shares held by ARCH VI as described in Note (4) above, except to the extent of his pecuniary interest therein and (ii) 4,097 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(15)
Consists of 4,097 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(16)
Consists of (i) shares described in Note (3) above. Dr. Schnell disclaims beneficial ownership of the shares held by Prospect Management Co. III, L.L.C. as described in Note (3) above, except to the extent of his pecuniary interest therein and (ii) 4,097 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(17)
Consists of: (i) 1,872 shares held by Joseph L. Turner and (ii) 33,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

(18)
Includes 5,257,575 shares held, and 618,597 shares beneficially owned by our current executive officers and directors, which may be acquired pursuant to the exercise of stock options within 60 days of April 16, 2014.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to late Form 4 reports for each of our executive officers (Dr. Beddingfield and Messrs. Leonard, Smither, Klein and Webster) in connection with their stock options granted on January 29, 2013.

ADDITIONAL INFORMATION

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        Brokers with account holders who are KYTHERA stockholders may be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 27200 West Agoura Road, Suite 200, Calabasas, California 91301 or (3) contact our Investor Relations department by telephone at (818) 587-4559. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

        As of the date of this Proxy Statement, the board of directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Annual Reports

        The 2013 Annual Report to Stockholders is being mailed with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Requests for copies of our 2013 Annual Report to Stockholders may also be directed to the Corporate Secretary, 27200 West Agoura Road, Suite 200, Calabasas, California 91301.

        We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a KYTHERA stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 27200 West Agoura Road, Suite 200, Calabasas, California 91301.

By Order of the Board of Directors
/s/ KEITH KLEIN Keith Klein Corporate Secretary

April 21, 2014

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000211343_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 F. Michael Ball 02 Nathaniel David, Ph.D. 03 Robert T. Nelson KYTHERA BIOPHARMACEUTICALS, INC. 27200 WEST AGOURA ROAD SUITE 200 CALABASAS, CA 91301 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000211343_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . KYTHERA BIOPHARMACEUTICALS, INC. Annual Meeting of Stockholders June 5, 2014 8:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John W. Smither and Keith L. Klein, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of KYTHERA BIOPHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:00 AM, PDT on June 5, 2014, at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, CA 91301, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side